Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS

HILLIARD, Ohio – (February 6, 2020) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), is a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the third quarter ended December 31, 2019.

Third Quarter Fiscal 2020 Results

•	Net sales increased 23.7% to $393.4 million
•	Net income of $23.7 million as compared to $16.6 million in the prior year
•	Adjusted EBITDA (Non-GAAP) increased 88.5% to $91.3 million

Fiscal 2020 Year-to-Date Results

•	Net sales increased 17.1% to $1,303.0 million
•	Net loss of $195.3 million as compared to net income of $79.6 million in the prior year
o	Includes $246.8 million of additional one-time ESOP stock-based compensation expense
•	Adjusted EBITDA (Non-GAAP) increased 48.5% to $289.8 million
•	Cash provided by operating activities increased $148.3 million to $296.3 million
•	Free cash flow (Non-GAAP) increased $133.1 million to $250.0 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We generated very strong results for the third quarter with sales growth of 24%, reflecting strong organic* growth of 5% as well higher than expected contributions from Infiltrator Water Technologies. Once again, we outperformed our construction and agriculture end markets with robust organic sales growth across the United States. In our construction markets, sales grew 4% due to the successful execution of our material conversion strategies, best-in-class solutions and continued focus on key growth regions of the United States. In addition, agriculture sales increased 29% as our organizational changes, new products and focused execution allowed us to capitalize on market tailwinds, including prevented plant acres and pent-up demand. Overall, our strong year-to-date performance puts us in a very good position to achieve the goals we laid out for fiscal 2020 as well as our longer-term financial targets.”

Barbour continued, “We also generated very strong profitability and free cash flow during the third quarter, driven by the traditional legacy ADS levers of strong growth, disciplined pricing, favorable material cost and disciplined execution, as well as higher than expected contribution from Infiltrator Water Technologies. When combined with effective working capital management, we generated significant free cash flow during the period, which allowed us to pay down our debt by an additional $50 million in October and reduce our leverage to 3.0x on a reported basis, ahead of our target to be at or below 3.0x by the end of calendar 2020. On a trailing-twelve-month proforma basis leverage was 2.5x. We continue to work new levers to drive improved profitability as we gain traction on our logistics and transportation initiatives while remaining committed to operational excellence throughout our organization.”

Barbour finished, “In the fourth quarter, we expect to build on the momentum achieved year-to-date as we continue to benefit from the outperformance of both our legacy ADS business and Infiltrator Water Technologies. As a result, we are confident that fiscal 2020 full-year reported net sales and adjusted EBITDA will be at the higher end of our previously-increased guidance ranges.”

Third Quarter Fiscal 2020 Results

Net sales increased $75.3 million, or 23.7%, to $393.4 million, as compared to $318.1 million in the prior year. Domestic pipe sales increased $11.2 million, or 5.7%, to $207.9 million. Allied & Other sales increased $6.4 million, or 7.7%, to $88.9 million. These increases were driven by strong performance in both the U.S. construction and agriculture end markets. Infiltrator Water Technologies contributed an additional $72.1 million to net sales in the quarter.

Gross profit increased $51.0 million, or 70.4%, to $123.4 million as compared to $72.4 million in the prior year. The increase is primarily due to the acquisition of Infiltrator Water Technologies, favorable material cost and increases in both pipe and allied product sales.

*Organic growth (Non-GAAP) excludes net sales growth from Infiltrator Water Technologies.

Adjusted EBITDA (Non-GAAP) increased $42.9 million, or 88.5%, to $91.3 million, as compared to $48.4 million in the prior year. The increase is primarily due to the factors mentioned above. Infiltrator Water Technologies contributed an additional $26.5 million to Adjusted EBITDA in the quarter. As a percentage of net sales, Adjusted EBITDA was 23.2% as compared to 15.2% in the prior year.

Year-to-Date Fiscal 2020 Results

Net sales increased $190.5 million, or 17.1%, to $1,303.0 million, as compared to $1,112.5 million in the prior year. Domestic pipe sales increased $63.5 million, or 9.2%, to $751.5 million. Allied & Other sales increased $30.5 million, or 10.7%, to $315.4 million. These increases were driven by strong performance in both the U.S. construction and agriculture end markets. International net sales decreased $14.0 million or 10.0% to $125.6 million as compared to $139.6 million in the prior year, driven primarily by a decrease in Mexico sales. Infiltrator Water Technologies contributed an additional $137.0 million to net sales.

As part of the Company’s capital allocation strategy, the Company paid a dividend of $1.09 per share in the first quarter of fiscal 2020, including a $1.00 special dividend to all shareholders of record. The Employee Stock Ownership Plan (“ESOP”) used a portion of its proceeds to payback a portion of its loan from the Company, resulting in an allocation of approximately 11.6 million shares to participants and $246.8 million of non-cash, stock-based compensation expense. The Company recorded $168.6 million of this expense in Cost of goods sold – ESOP special dividend compensation and $78.1 million of this expense in Selling, general and administrative – ESOP special dividend compensation.

Gross profit decreased $59.7 million to $207.7 million due to the $168.6 million ESOP compensation expense described above. Excluding the one-time ESOP compensation, gross profit increased $108.9 million, or 40.7%, primarily due to an increase in both pipe and allied product sales as well as favorable pricing and material cost. This was partially offset by unfavorable inventory absorption cost due to retention of key manufacturing employees during the fourth quarter of fiscal 2019 despite lower production volume.

Adjusted EBITDA (Non-GAAP) increased $94.7 million, or 48.5%, to $289.8 million, as compared to $195.1 million in the prior year, primarily as a result of the factors mentioned above. Infiltrator Water Technologies contributed an additional $51.6 million to Adjusted EBITDA in the quarter. As a percentage of net sales, Adjusted EBITDA was 22.2% as compared to 17.5% in the prior year.

Net cash provided by operating activities increased $148.3 million to $296.3 million, as compared to $148.0 million in the prior year, primarily due to improvements in profitability and working capital. Free cash flow (Non-GAAP) increased $133.1 million to $250.0 million, as compared to $116.9 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $970.9 million as of December 31, 2019, an increase of $660.6 million from March 31, 2019. Additional information regarding the Company’s debt is included below under the header “Infiltrator Water Technologies Acquisition.”

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Infiltrator Water Technologies Acquisition

On July 31, 2019, ADS acquired Infiltrator Water Technologies, a leader in on-site septic wastewater treatment for a purchase price of $1.08 billion. Infiltrator Water Technologies is a leading national provider of plastic leach field chambers and systems, septic tanks and accessories, primarily for use in residential applications. The results of operations of Infiltrator Water Technologies are included in the consolidated results after July 31, 2019. For the three and nine months ended December 31, 2019, the Company incurred $1.8 million and $22.6 million, respectively, of transaction costs associated with the acquisition.

In conjunction with the acquisition, the Company issued and sold 10,350,000 shares of common stock at $29.75 per share for proceeds of $294 million, net of offering costs, completed a $350 million senior notes offering and entered into a new senior secured credit facility. The new senior secured credit facility includes a $700 million term loan and $350 million of availability under a revolving credit facility. As a result of these transactions, the Company recorded $37.3 million of nonrecurring interest expense associated with the extinguishment of debt in the second quarter of fiscal 2020.

Fiscal 2020 Outlook

Based on year-to-date performance, current visibility, backlog of existing orders and business trends, the Company expects full-year fiscal 2020 net sales and Adjusted EBITDA to be at the higher end of previously communicated guidance ranges. guidance below includes the legacy ADS business and eight months of Infiltrator Water Technologies included in fiscal 2020.

•	Net sales are expected to be in the range of $1.600 billion to $1.650 billion

•	Adjusted EBITDA is expected to be in the range of $325 million to $345 million
•	Capital expenditures are expected to be in the range of $75 million to $85 million

Webcast Information

The Company will host an investor conference call and webcast on Thursday, February 6, 2020 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-844-484-0244 (US toll-free) or 1-647-689-5142 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of 63 manufacturing plants and 32 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the recently completed acquisition of Infiltrator Water Technologies and the integration of Infiltrator Water Technologies; our ability to realize the anticipated benefits from the acquisition of Infiltrator Water Technologies; risks that the acquisition of Infiltrator Water Technologies and related transactions may involve unexpected costs, liabilities or delays; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V. as described in “Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended March 31, 2019; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our new Credit Agreement; the nature, cost and outcome of any future litigation and other legal proceedings, including any such proceedings related to our acquisition of Infiltrator Water Technologies, as may be instituted against the Company and others; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; changes to our operating results, cash flows and financial condition attributable to the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands, except per share data)	2019	2018	2019	2018
Net sales	$393,424	$318,113	$1,303,037	$1,112,515
Cost of goods sold	270,066	245,714	926,703	845,052
Cost of goods sold - ESOP special dividend compensation	-	-	168,610	-
Gross profit	123,358	72,399	207,724	267,463
Operating expenses:
Selling	29,967	23,260	86,303	72,156
General and administrative	37,023	22,116	116,486	65,082
Selling, general and administrative - ESOP special dividend compensation	-	-	78,142	-
Loss on disposal of assets and costs from exit and disposal activities	1,755	144	4,466	1,572
Intangible amortization	13,593	1,976	24,435	5,945
Income (loss) from operations	41,020	24,903	(102,108)	122,708
Other expense:
Interest expense	13,191	5,695	70,787	14,028
Derivative gains and other income, net	39	634	118	(86)
Income (loss) before income taxes	27,790	18,574	(173,013)	108,766
Income tax expense	4,032	2,490	22,855	28,968
Equity in net income of unconsolidated affiliates	99	(466)	(538)	225
Net income (loss)	23,659	16,550	(195,330)	79,573
Less: net income (loss) attributable to noncontrolling interest	371	738	149	2,811
Net income (loss) attributable to ADS	23,288	15,812	(195,479)	76,762
Dividends to redeemable convertible preferred stockholders	(1,334)	(467)	(9,530)	(1,442)
Dividends paid to unvested restricted stockholders	(3)	(25)	(335)	(55)
Net income (loss) available to common stockholders and participating securities	21,951	15,320	(205,344)	75,265
Undistributed income allocated to participating securities	(2,822)	(1,027)	-	(6,048)
Net income (loss) available to common stockholders	$19,129	$14,293	$(205,344)	$69,217

Weighted average common shares outstanding:
Basic	68,508	57,180	62,119	56,925
Diluted	69,298	57,685	62,119	57,482
Net income per share:
Basic	$0.28	$0.25	$(3.31)	$1.22
Diluted	$0.28	$0.25	$(3.31)	$1.20
Cash dividends declared per share	$0.09	$0.08	$1.27	$0.24

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	December 31, 2019	March 31, 2019
ASSETS
Current assets:
Cash	$98,312	$8,891
Receivables, net	156,973	186,991
Inventories	261,347	264,540
Other current assets	9,153	6,091
Total current assets	525,785	466,513
Property, plant and equipment, net	488,386	398,891
Other assets:
Goodwill	668,154	102,638
Intangible assets, net	498,113	37,177
Other assets	68,737	36,940
Total assets	$2,249,175	$1,042,159
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,954	$25,932
Current maturities of finance lease obligations	21,413	23,117
Accounts payable	78,292	93,577
Other accrued liabilities	106,527	61,901
Accrued income taxes	7,899	1,758
Total current liabilities	222,085	206,285
Long-term debt obligations, net	991,267	208,602
Long-term finance lease obligations	48,604	61,555
Deferred tax liabilities	156,707	45,963
Other liabilities	34,112	19,119
Total liabilities	1,452,775	541,524
Mezzanine equity:
Redeemable convertible preferred stock	275,896	282,638
Deferred compensation — unearned ESOP shares	(25,471)	(180,316)
Total mezzanine equity	250,425	102,322
Stockholders’ equity:
Common stock	11,549	11,436
Paid-in capital	817,028	391,039
Common stock in treasury, at cost	(10,200)	(9,863)
Accumulated other comprehensive loss	(24,969)	(25,867)
Retained (deficit) earnings	(261,986)	17,582
Total ADS stockholders’ equity	531,422	384,327
Noncontrolling interest in subsidiaries	14,553	13,986
Total stockholders’ equity	545,975	398,313
Total liabilities, mezzanine equity and stockholders’ equity	$2,249,175	$1,042,159

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2019	2018
Cash Flow from Operating Activities
Net (loss) income	$(195,330)	$79,573
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,432	52,912
Deferred income taxes	(1,098)	2,316
Loss on disposal of assets and costs from exit and disposal activities	4,466	1,572
ESOP and stock-based compensation	27,365	16,142
ESOP Special Dividend Compensation	246,752	-
Amortization of deferred financing charges	34,380	561
Inventory step up related to Infiltrator Water Technologies acquisition	7,880	-
Fair market value adjustments to derivatives	903	1,976
Equity in net (income) loss of unconsolidated affiliates	(538)	225
Other operating activities	(6,013)	(3,493)
Changes in working capital:
Receivables	50,865	16,768
Inventories	43,317	15,705
Prepaid expenses and other current assets	(1,417)	(2,562)
Accounts payable, accrued expenses, and other liabilities	10,354	(33,673)
Net cash provided by operating activities	296,318	148,022
Cash Flows from Investing Activities
Capital expenditures	(46,293)	(31,130)
Cash paid for acquisitions, net of cash acquired	(1,089,322)	-
Other investing activities	(247)	1,109
Net cash used in investing activities	(1,135,862)	(30,021)
Cash Flows from Financing Activities
Proceeds from Term Loan Facility	1,300,000	-
Payments on Term Loan Facility	(1,300,000)	-
Proceeds from syndication of Term Loan Facility	700,000	-
Payments on syndicated Term Loan Facility	(50,000)	-
Proceeds from Senior Notes	350,000	-
Proceeds from Revolving Credit Agreement	177,900	-
Payments on Revolving Credit Agreement	(177,900)	-
Debt issuance costs	(34,606)	-
Proceeds from PNC Credit Agreement	253,900	331,600
Payments on PNC Credit Agreement	(388,300)	(376,600)
Payments on Prudential Senior Notes	(100,000)	(25,000)
Payments on finance lease obligations	(18,424)	(17,791)
Proceeds from common stock offering, net of offering costs	293,648	-
Acquisition of noncontrolling interest in BaySaver	-	(8,821)
Cash dividends paid	(83,846)	(21,084)
Proceeds from exercise of stock options	6,280	3,937
Other financing activities	(236)	(1,620)
Net cash used in financing activities	928,416	(115,379)
Effect of exchange rate changes on cash	549	(451)
Net change in cash	89,421	2,171
Cash at beginning of period	8,891	17,587
Cash at end of period	$98,312	$19,758

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	December 31, 2019			December 31, 2018
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$207,897	$(342)	$207,555	$196,675	$—	$196,675
Infiltrator Water Technologies	72,083	(13,549)	58,534	—	—	—
International
International - Pipe	28,340	—	28,340	29,580	—	29,580
International - Allied Products	10,114	—	10,114	9,354	—	9,354
Total International	38,454	—	38,454	38,934	—	38,934
Allied Products & Other	88,881	—	88,881	82,504	—	82,504
Intersegment Eliminations	(13,891)	13,891	—	—	—	—
Total Consolidated	$393,424	$—	$393,424	$318,113	$—	$318,113

	Nine Months Ended
	December 31, 2019			December 31, 2018
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$751,483	$(684)	$750,799	$688,025	$—	$688,025
Infiltrator Water Technologies	136,972	(25,738)	111,234	—	—	—
International
International - Pipe	92,242	—	92,242	108,036	—	108,036
International - Allied Products	33,330	—	33,330	31,533	—	31,533
Total International	125,572	—	125,572	139,569	—	139,569
Allied Products & Other	315,432	—	315,432	284,921	—	284,921
Intersegment Eliminations	(26,422)	26,422	—	—	—	—
Total Consolidated	$1,303,037	$—	$1,303,037	$1,112,515	$—	$1,112,515

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2019	2018	2019	2018
Net income (loss) attributable to ADS	$23,288	$15,812	$(195,479)	$76,762
ESOP deferred compensation	$7,411	$2,724	$18,481	$11,113
ESOP special dividend compensation	$-	$-	$246,752	$-

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Shares in thousands)	2019	2018	2019	2018
Weighted average common shares outstanding - Basic	68,508	57,180	62,119	56,925
Conversion of preferred shares	17,073	17,675	17,252	17,777
Unvested restricted shares	41	80	41	85

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.

Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2019	2018	2019	2018
Segment Adjusted Gross Profit
Pipe	$61,025	$41,696	$192,764	$153,723
International	9,066	9,257	29,134	31,131
Infiltrator Water Technologies	34,735	-	64,879	-
Allied Products & Other	42,818	37,656	157,626	133,828
Intersegment Elimination	(881)	-	(1,859)	-
Total Segment Adjusted Gross Profit	146,763	88,609	442,544	318,682
Depreciation and amortization	16,025	14,266	45,417	43,338
ESOP and stock-based compensation expense	5,273	1,944	12,913	7,881
ESOP special dividend compensation	-	-	168,610	-
Inventory step up related to Infiltrator Water Technologies acquisition	2,107	-	7,880	-
Total Gross Profit	$123,358	$72,399	$207,724	$267,463

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2019	2018	2019	2018
Net income (loss)	$23,659	$16,550	$(195,330)	$79,573
Depreciation and amortization	31,172	17,549	74,432	52,912
Interest expense	13,191	5,695	70,787	14,028
Income tax expense	4,032	2,490	22,855	28,968
EBITDA	72,054	42,284	(27,256)	175,481
Loss on disposal of assets and costs from exit and disposal activities	1,755	144	4,466	1,572
ESOP and stock-based compensation expense	11,283	4,382	27,365	16,142
ESOP special dividend compensation	-	-	246,752	-
Transaction costs	1,814	83	22,649	404
Inventory step up related to Infiltrator Water Technologies acquisition	2,107	-	7,880	-
Strategic growth and operational improvement initiatives	1,735	1,010	4,631	1,010
Other adjustments(a)	566	531	3,287	489
Adjusted EBITDA	$91,314	$48,434	$289,774	$195,098

(a)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportional share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which are accounted for under the equity method of accounting, contingent consideration remeasurement, executive retirement expense (benefit) and restatement related costs. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation. The other adjustments for fiscal 2019 also includes insurance proceeds received in connection with the Company’s restatement of prior period financial statements.

Reconciliation of Segment Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2019	2018	2019	2018
Legacy ADS Adjusted EBITDA
Pipe Adjusted Gross Profit	$61,025	$41,696	$192,764	$153,723
International Adjusted Gross Profit	9,066	9,257	29,134	31,131
Allied Products & Other Adjusted Gross Profit	42,818	37,656	157,626	133,828
Unallocated corporate and selling expenses	(47,257)	(40,175)	(139,489)	(123,584)
Legacy ADS Adjusted EBITDA	65,652	48,434	240,035	195,098
Legacy Infiltrator Water Technologies Adjusted EBITDA
Infiltrator Water Technologies	34,735	-	64,879	-
Unallocated corporate and selling expenses	(8,192)	-	(13,281)	-
Legacy Infiltrator Water Technologies Adjusted EBITDA	$26,543	$-	$51,598	$-
Intersegment Eliminations	(881)	-	(1,859)	-
Consolidated Adjusted EBITDA	$91,314	$48,434	$289,774	$195,098

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2019	2018
Net cash flow from operating activities	$296,318	$148,022
Capital expenditures	(46,293)	(31,130)
Free cash flow	$250,025	$116,892